UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) December 18, 2009
CONEXANT SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24923	25-1799439
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

4000 MacArthur Boulevard Newport Beach, California		92660-3095
(Address of Principal Executive Offices)		(Zip Code)
(949) 483-4600
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01
On December 22, 2009 Conexant Systems, Inc. (the “Company”) entered into a receivables purchase program pursuant to a receivables purchase agreement (the “Receivables Purchase Agreement”) under which it has agreed to sell from time to time certain of the Company’s accounts receivable to Conexant CF, LLC (“Conexant CF”), a special purpose entity that is controlled by the Company. The Receivables Purchase Agreement contains representations, warranties, covenants, and indemnities customary for agreements of this type.
Concurrently with the Receivables Purchase Agreement, Conexant CF entered into a credit agreement with Silicon Valley Bank (the “Credit Agreement”) providing for a $15 million credit facility secured by the assets of Conexant CF (which may be increased up to $20 million pursuant to certain conditions set forth in the Credit Agreement). Pursuant to a servicing agreement between the Company and Conexant CF, the Company performs collections and administrative functions on behalf of Conexant CF. The program and the related agreements expire December 31, 2010. Conexant CF is a separate corporate entity with its own creditors who, in the event of Conexant CF’s liquidation, will be entitled to a claim on Conexant CF’s assets prior to any distribution to the Company. The financial results of Conexant CF are included in the consolidated financial statements of the Company for financial reporting purposes.
The Credit Agreement provides for a revolving credit facility to finance the cash portion of the purchase price of eligible receivables. The Credit Agreement will be secured by a first-priority security interest in favor of Silicon Valley Bank on all of Conexant CF’s assets, including purchased eligible receivables, cash, accounts and proceeds of the insurance policy referenced below. Outstanding borrowings under the Credit Agreement will bear interest at a rate per annum equal to Silicon Valley Bank’s prime rate (at a minimum of 4%), plus 1.25% to 2.25%, payable weekly on each settlement date. The outstanding principal amount of all borrowings under the Credit Agreement may not exceed the lesser of 60% of the uncollected value of eligible receivables which are eligible for coverage under an insurance policy (which insures the payment of the eligible receivables over political and credit risks) and $15 million. The Credit Agreement contains certain financial covenants applicable to the Company and its subsidiaries on a consolidated basis, including a minimum stockholders’ equity requirement and a minimum cash and cash equivalents requirement. Conexant CF has paid Silicon Valley Bank an initial program fee, will pay a final program fee in December 2009 , and will pay a minimum monthly interest amount of $20,000. Conexant CF is also responsible for certain fees and expenses of Silicon Valley Bank.
Item 5.03
On December 18, 2009, the Company amended its Bylaws to provide that, at all meetings of the Company’s stockholders, all matters shall be decided by the vote of a majority in interest of the stockholders, present in person or by proxy, who are entitled to vote on the matter, provided that a quorum is present. A copy of the Bylaws is attached to this report as Exhibit 3.2 and incorporated by reference herein.

Item 7.01
On December 24, 2009, the Company issued the press release attached as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated by reference in this Item 7.01.
The information in this Item 7.01 and Exhibit 99.1 is being “furnished” pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference into those filings of the Company that provide for the incorporation of all reports and documents filed by the Company under the Exchange Act.
Item 8.01
On December 18, 2009, the Company redeemed all $61.4 million outstanding aggregate principal amount of its floating rate senior secured notes due in November 2010. The redemption was made at 101 percent of the principal amount of the notes due, plus interest accrued to the redemption date. The total aggregate redemption price was $62.2 million, including approximately $219,500 in accrued interest.
Item 9.01. Financial Statements and Exhibits
Exhibits
3.2	Bylaws of the Company, as of December 18, 2009.

99.1	Press Release of Registrant dated December 23, 2009.

99.2	Loan and Security Agreement, dated as of December 22, 2009, by and between Conexant CF, LLC and Silicon Valley Bank.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONEXANT SYSTEMS, INC. (Registrant)
Date: December 23, 2009	By:	/s/ MARK PETERSON
		Name:	Mark Peterson
		Title:	Senior Vice President, Chief Legal Officer, and Secretary

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